Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs (630) 586-8101

For Immediate Release

Tuesday, April 20, 2004

CENTERPOINT REPORTS FIRST QUARTER RESULTS

EPS of $0.81, FFO Per Share of $1.13

Highlights:

•                  Year-to-Date Leasing Ahead of Plan

•                  6 Million Square Feet in Build-to-Suit and Redevelopment Pipeline

•                  Breaking Ground at Three New Fully Entitled Business Parks

•                  Gross Absorption in Metro Chicago Industrial Market 20% Higher Than First Quarter 2003

•                  Robust Disposition Market; In Negotiations to Sell $400-$500 Million Portfolio

•                  Financial Flexibility – 5.3 to 1 Debt Service Coverage

•                  Two-for-One Share Split Proposed

Oak Brook, Illinois, April 20, 2004 - CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) decreased 25.0% for the first quarter 2004 to $0.81 from $1.08 for the same period in 2003.  Year-over-year net income comparisons were affected by a first quarter 2003 “cumulative effect of a change in accounting principle,” which retroactively added $10.2 million ($0.42 per share) of net income to first quarter 2003 results. (The January 2004 completion of the CenterPoint Intermodal Center (“CIC”) TIF securitization prompted new accounting for the CIC TIF Notes receivable and a retroactive increase to 2003 earnings (see January 22, 2004 release)).  Excluding the $10.2 million retroactive addition to first quarter 2003 net income, EPS for first quarter 2004 would have increased 22.7%.

Funds from operations (“FFO”) per share decreased 0.9% for the first quarter 2004 to $1.13 from $1.14 for the same period in 2003.  Due to the new accounting for the CIC TIF Notes, $3.6 million of FFO ($0.12 per share) also was retroactively added to first quarter 2003.  Absent this accounting change, first quarter 2004 FFO per share would have increased 11.9%.

CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions for further explanation of FFO.

“Our first quarter is usually our slowest.  Nonetheless, leasing, build-to-suit and disposition activity was ahead of plan and is now accelerating.  Many submarkets are firming up rapidly,” stated John Gates, Co-Chairman and CEO.  “We continue to see significant demand for industrial property investments.  As announced last week, we are in final negotiations to sell a $400-500 million portfolio of assets.

- More -

Meanwhile, our expanding development and redevelopment pipeline is the largest we’ve seen in more than three years.”

Expanding Investment Pipeline

In the first quarter 2004, CenterPoint completed investments of $46.7 million.  These investments are expected to produce an initial cash yield of 10.5% and a GAAP yield of 11.0%.

First quarter 2004 investments included completion of two build-to-suit developments and acquisitions of approximately 553,460 square feet.  Highlighting first quarter investment activity was the purchase of a five building, 361,000-square-foot portfolio.

CenterPoint and its affiliates currently have five developments under construction totaling 1.5 million square feet or $55 million, of which 89% is pre-leased.  These projects are expected to produce a weighted initial cash yield of 11.1% and GAAP yield of 11.6%.

In the first quarter 2004, CenterPoint completed a 213,000-square-foot high-speed distribution facility for California Cartage at CIC in Elwood, Illinois.  California Cartage will benefit from the park’s recently approved foreign trade zone status.  Sanyo Logistics also recently signed a long-term lease for 400,000 square feet at CIC and will occupy the same building as Partners Warehouse, which now occupies 200,000 square feet.

Last week, DSC Logistics (“DSC”), a leading supply chain management company, executed their lease expansion provision for the remaining 282,000 square feet of the recently announced 1,023,000-square-foot build-to-suit at CIC.  DSC signed a long-term lease for 741,000 square feet of the facility in November and will now lease the entire building.  This 100% leased build-to-suit is under construction and is expected to be delivered in the third quarter 2004.

CenterPoint recently received all of the necessary entitlements for three new major business parks.  They collectively total 738 acres upon which 10.3 million square feet is expected to be developed over the next five years.  CenterPoint has letters of intent for developments at all three and expects to break ground on each in the second quarter 2004.

•                  CenterPoint Business Center – Gurnee:  The 134-acre park could support approximately 1.5 million square feet.  It fronts I-294 just south of Grand Avenue, across from the Six Flags Great America Theme Park in Gurnee, IL.

•                  CenterPoint Business Center – McCook North:  The 242-acre park could support approximately 3.7 million square feet.  It is located at the 1st Avenue/ I-55 intersection in McCook, IL.

•                  CenterPoint Intermodal Center – Rochelle:  The 362-acre park could support approximately 5.2 million square feet.  It is located near the I-88 and I-39 intersection and adjacent to the 1,200-acre UP Global III Intermodal Facility in Rochelle, IL.

Mike Mullen, President and Chief Operating Officer commented, “We currently have build-to-suits and redevelopments in excess of 6 million square feet in negotiation or under letter of intent.  While not all of these deals will close, we are pleased with the opportunities to add value in this market.  As a result, we continue to pursue attractive land acquisitions and now own or control a land bank of 3,300 acres that could support more than 50 million square feet.”

Robust Disposition Market

Year-to-date, CenterPoint and its affiliates have completed $111 million of dispositions.  CenterPoint completed $31 million of dispositions and its affiliates completed $80 million.  Proceeds are redeployed into CenterPoint’s expanding pipeline of investments and build-to-suit developments.

First quarter 2004 dispositions were highlighted by the sale of 90% of the Company’s interest in the 1.6-million-square-foot Ford Chicago Manufacturing Campus to a pension fund.  The remaining 10% is expected be sold later in the year.

As announced on April 14, 2004, the Company is in talks to sell a $400-$500 million portfolio to a U.S. REIT subsidiary of a to-be-formed Australian property fund.  If concluded, approximately 60% of the buildings would be sold in June 2004, with the balance to close in the first quarter of 2005.

CenterPoint expects to redeploy the majority of the proceeds into new build-to-suit developments, redevelopments and other value-added investments. “To boost returns and growth, CenterPoint has consistently sold stabilized assets and redeployed the capital into higher yielding opportunities where it can add value.  Over time, this ‘recycling’ strategy increases earnings and limits shareholder dilution,” stated Paul Fisher, Chief Financial Officer.

“Albeit large, the contemplated sale would serve the same objectives,” added John S. Gates, Jr., Co-Chairman and CEO. “The sale would allow the Company to efficiently bundle the majority of its budgeted 2004 and 2005 sales to one buyer.  In addition, it would fund – and fix the cost of – the preponderance of our capital needs for the next two years.”

Although there can be no assurance that all or any part of the transaction will close, the parties have reached an agreement in principle and are concluding final negotiations on definitive agreements.

Leasing Ahead of Plan

All leasing activity in the first quarter 2004 totaled 604,995 square feet, of which the Company renewed, replaced or sold 579,510 square feet.  Rents for combined leasing activity decreased 1.6% on a GAAP basis and 5.1% on a cash basis.  Renewals and replacements represented 538,710 square feet.  Rents on renewals and replacements decreased at an average rate of 0.9% on a GAAP basis and 3.8% on a cash basis.

At March 31, 92.0% of the Company’s in-service industrial portfolio was leased and occupied compared to 93.8% at December 31, 2003.  Excluding properties sold, the company retained 94.0% of its tenants.

Since the end of the first quarter 2004, the Company has leased an additional 634,000 square feet bringing year-to-date leasing to more than 1.2 million square feet.  This total includes 651,000 square feet that was expected to go vacant in the first quarter.

Paul Ahern, Chief Investment Officer commented, “As we move into the second quarter, activity is accelerating in the Chicago industrial market.  We continue to make good progress on expirations and are currently ahead of plan for 2004.”

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEAST (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more value-added investment focus.

Given the success of this joint venture and the opportunities is has created for all parties, extension negotiations are well underway now.

CenterPoint Venture and its affiliates contributed FFO of $0.02 in the first quarter 2004.  As of March 31, 2004, assets in CenterPoint Venture totaled $132.1 million.

In first quarter 2004, CenterPoint Venture purchased the three remaining Home Depot buildings totaling 359,000 square feet from an affiliate of CalEast.

Financial Flexibility

At March 31, CenterPoint had a total of $820 million of senior debt outstanding producing a debt to total market capitalization of 29.0%.  For the first quarter 2004, debt service coverage was 5.3 to 1 and fixed charge coverage was 4.8 to 1.  Currently, CenterPoint’s debt has a weighted average remaining term of 7.4 years and bears a weighted average interest rate of 4.2%.

Paul Fisher, Chief Financial Officer, noted, “CenterPoint’s financial flexibility continues to strengthen.  The recently announced potential portfolio sale would only increase our flexibility and would fix the majority of our capital costs for the next two years. In addition to a strong disposition market, other attractive capital sources remain available, including additional TIF and lease securitizations as well as venture partners.”

Stock Split and Dividend

On March 3, 2004, CenterPoint announced that its Board of Trustees has approved a two-for-one split of the Company’s common shares, subject to shareholder approval of an increase in the number of authorized common shares under the Company’s Declaration of Trust from 50 million to 120 million.

The Company will hold its annual shareholder meeting on May 18, 2004.  The increase in the number of authorized shares will be voted on at this meeting.  If the increase is approved, the Company will announce the record and distribution dates of the share split at that time.

The Board also declared a dividend of $0.78 per share that was paid on April 14, 2004 to common shareholders of record on April 7, 2004.  A dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT-pB) will be paid June 30, 2004 to shareholders of record June 16, 2004.  For the first quarter 2004, the Company’s FFO payout ratio was 69%. The Company’s low payout ratio is a result of its desire to maximize internal capital formation.

“The potential portfolio sale also positions the Company to consider a special dividend and a share repurchase plan as a means of returning some of the profits to shareholders.  The Company could afford to return capital without diminishing its ability to pursue attractive opportunities to add value,” stated John Gates, Co-Chairman and CEO.

Chicago Industrial Market

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, gross absorption in the 1.3-billion-square-foot Chicago Industrial Market was 12.7 million square feet for the first quarter 2004 compared to 10.6 million square feet absorbed in the first quarter 2003.  Market-wide vacancy for the first quarter 2004 was 9.0% compared to 8.9% at December 31, 2003.

In the first quarter, submarkets showing significant leasing activity included the Southwest Suburbs (more than 2 million square feet of gross absorption), O’Hare (almost 1.4 million square feet of gross absorption) and Chicago South (approximately 1.3 million square feet of gross absorption).

Construction completions for the first quarter 2004 totaled 3.6 million square feet (2.4 million of which occurred in the Southwest Suburbs).  Of the 3.6 million, 2.0 million square feet were build-to-suits and 1.7 million square feet was speculative construction.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 36 million square feet and owns or controls an additional 3,296 acres of land upon which 50 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.8 billion as of March 31, 2004.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Wednesday, April 21, 2004 beginning 3:30 p.m. CDT, 4:30 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Wednesday, April 21, 2004 at 7:00 p.m. CDT. The replay number is 888-266-2081, passcode 426525.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 p.m. CT on April 20, 2004.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003

Assets:
Investment in real estate:
Land	$200,174	$194,965
Buildings	845,710	824,248
Building improvements	150,187	148,519
Furniture, fixtures, and equipment	24,927	24,516
Construction in progress	151,911	150,126
	1,372,909	1,342,374
Less accumulated depreciation	(176,756)	(169,387)
Real estate held for sale, net of depreciation	4,351	6,302
Net investment in real estate	1,200,504	1,179,289

Cash and cash equivalents	1,071	231
Restricted cash	40,393	42,520
Tenant accounts receivable, net	39,118	36,891
Mortgage and notes receivable (1)	30,176	63,084
Investment in and advances to affiliate	17,710	47,139
Prepaid expenses and other assets	27,702	21,799
Deferred expenses, net	29,974	28,289

	$1,386,648	$1,419,242

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (2)	$57,844	$26,955
Senior unsecured debt	400,000	500,000
Tax-exempt debt	94,210	94,210
Line of credit	267,700	213,700
Accounts payable	10,340	19,707
Accrued expenses	57,541	70,275
Rents received in advance and security deposits	13,652	11,894

	901,287	936,741

Shareholders’ equity:
Preferred equity	45,203	47,118
Common equity	495,490	487,978
Retained earnings (deficit)	(36,070)	(37,253)
Other comprehensive loss	(5,667)	(5,924)
Unearned compensation - restricted shares	(13,595)	(9,418)

	485,361	482,501

	$1,386,648	$1,419,242

(1)          December 31, 2003 balance includes TIF notes receivable of $24,335

(2)          March 31, 2004 balance includes Nonrecouse TIF Debt of $31,209.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31
	2004	2003
	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$31,164	$26,248
Straight-line rents	1,034	320
Expense reimbursements	9,888	8,252
Mortgage interest income	323	321
Real estate fee income	1,232	4,101

Total revenue	43,641	39,242
Expenses:
Real estate taxes	9,212	8,183
Property operating and leasing	7,153	6,141
General and administrative	1,922	1,722
Depreciation and amortization	10,300	8,253

Total expenses	28,587	24,299

Other income/(expense)
Interest income	454	779
Interest expense	(7,698)	(5,962)
Amortization of deferred financing costs	(865)	(943)

Total other income/(expenses)	(8,109)	(6,126)

Income from continuing operations before income taxes and equity in net income of affiliate	6,945	8,817

Provision for income taxes (expense) benefit	163	384
Equity in net income of affiliate (1)	621	4

Income from continuing operations	7,729	9,205

Discontinued operations:

Gain on sale, net of tax	6,573	11,454
Income from operations, net of tax	202	1,178

Income before gain on sale of real estate and cumulative effect of change in accounting principle	14,504	21,837

Gain on sale of real estate, net of tax (2)	5,851	—

Income before cumulative effect of change in accounting principle	20,355	21,837

Cumulative effect of change in accounting principle (3)	—	6,528

Net Income	20,355	28,365

Preferred dividends	(887)	(2,523)

Net income available to common shareholders	$19,468	$25,842

Basic EPS:
Income available to common shareholders from continuing operations	$0.55	$0.29
Discontinued operations	0.29	0.55
Cumulative effect of change in accounting principle	—	0.28
Net income available to common shareholders	$0.84	$1.12

Diluted EPS:
Income available to common shareholders from continuing operations	$0.53	$0.31
Discontinued operations	0.28	0.51
Cumulative effect of change in accounting principle	—	0.26
Net income available to common shareholders	$0.81	$1.08

Distributions per share	$0.780	$0.608

(1)          Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  and Chicago  Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)          For the quarter ended March 31, 2004 and 2003, gains are attributed to $110,963 and $29,742 of dispositions, respectively.

(3)          See press release dated January 22, 2004

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended March 31
	2004	2003
	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$19,468	$25,842
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	10,092	7,971
Discontinued operations	130	583
Unconsolidated subsidiaries	304	82
Accumulated depreciation on sold industrial assets, net of tax	(2,616)	(490)
Convertible preferred dividend	—	933
Cumulative effect of change in accounting principle for 2002	—	(6,528)

Funds from operations	$27,378	$28,393

Funds from operations per share	$1.13	$1.14

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$19,468	$25,842
Add back/(deduct):
Preferred dividends	887	2,523
Interest incurred, net	7,244	5,183
Depreciation and amortization	10,300	8,253
Amortization of deferred financing costs	865	943
Provision for income taxes expense (benefit)	(163)	(384)
Cumulative effect of change in accounting principle	—	(6,528)
Discontinued operations:
Interest incurred, net	—	907
Depreciation and amortization	130	583
Provision for income taxes expense (benefit) from operations	(1)	53
EBITDA	$38,730	$37,375

Debt service coverage	5.3	6.1
Fixed charge coverage	4.8	4.3

Annualized FFO return on common equity

FFO return on common equity	22.10%	23.44%

Reconciliation of average shares outstanding
Basic Shares - GAAP	23,212,283	23,109,149
Add: Stock options/grants - common share equivalents	932,818	577,615
Add: Dilutive series B Preferred shares	—	1,143,322
Diluted shares - GAAP/FFO	24,145,101	24,830,086

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FIRST QUARTER 2004 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income (“NOI”), excluding straight line rents, divided by total project cost.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the company’s business strategy.

GAAP Yield is initial NOI, including straight line rents, divided by total project cost.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Weighted Average GAAP Yield is calculated as the total NOI, including straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.